Exhibit 99.1

Biotricity Reports Record Revenue; Tops $1.0 Million in Quarterly Revenue for the First Time

Thu, February 11, 2021, 4:05 PM·6 min read

REDWOOD CITY, CA / ACCESSWIRE / February 11, 2021 /Biotricity, Inc. (OTCQB:BTCY) (“Biotricity” or the “Company”), a medical diagnostic and consumer healthcare technology company, is pleased to provide unaudited, preliminary financial results for its fiscal 2021 third quarter, which ended December 31, 2020. Full financial results will be posted on EDGAR on February 16, 2021. Biotricity’s Q3 results continued a trend of both sequential and year over year revenue growth, with revenue setting a new quarterly record in the fiscal third quarter.

For fiscal Q3 2021, management is reporting the following highlights:

●	Revenue of $1 million (USD) - a milestone for Company in its quarterly results

●	Year-over-year quarterly revenue increased 162%

●	Sequential quarter-over-quarter revenue increase 34.5%

“We achieved significant growth during a period of restricted travel due to Covid, so we are even more optimistic about our growth potential as the business environment unlocks,” stated Waqaas Al-Siddiq, CEO of Biotricity. “Our sequential quarterly growth really illustrates the importance of our technology and model, where we are enabling a cardiologist while improving patient care. Monthly sequential growth is a sure sign that our platform is on target, and we are on track to continue our strong sequential and year over year growth.”

“During the three months ended December 31, 2020, the Company experienced a gross margin of 49.2% compared to 43.6% in the preceding quarter,” said Biotricity’s CFO, John Ayanoglou. “This improvement is consistent with our prior forecast that the cost of devices sold and other technology associated fees will become a lower percentage of revenues as sales volumes expand. We had significant product development activity during the quarter, including an FDA filing, so our net loss of $0.11 per share was higher than the net loss of $0.085 cents per share in Q2.”

In the current quarter (fiscal Q4 2021) and for the remainder of calendar 2021, the Company is guiding to continued triple-digit revenue growth on a year over year basis. With added resources from a convertible debt financing completed in January 2021, Biotricity is currently interviewing additional sales personnel as part of a planned geographic expansion into additional states. The Company filed a 510(K) seeking FDA approval for its new Biotres Holter product on December 31, 2020 and expects the review process to run approximately four months.

Dr. Waqaas Al-Siddiq added, “We are coming out of the gate at a full sprint in 2021, with salesforce expansion and work underway on new products that will enable us to target a much larger segment of the cardiologist patient population. We spent years developing best-in-class technology coupled with a compelling technology as a service model. We are pleased with our results and look forward to further progress in upcoming quarters.”

Conference Call Information

Biotricity management will host a conference call and live webcast for analysts and investors on February 11, 2021 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss the company’s financial results.

To access the live call, dial 323-289-6581 (local) or 866-248-8441 (toll-free) and give the participant passcode 9555546.

A live webcast of the conference call can be accessed by clicking on the following link: Webcast. Audio will stream through your selected device. A full replay of the presentation will be available at the same link shortly after the conclusion of the live presentation.

The live and archived webcast of the conference call will also be accessible on the Investor Relations section of the company’s website at www.biotricity.com. The phone replay will be available approximately two hours following the end of the call and will remain available for one week. To access the call replay dial-in information, please use the following link: Click Here

About Biotricity Inc.

Biotricity is reforming the healthcare market by bridging the gap in remote monitoring and chronic care management. Doctors and patients trust Biotricity’s unparalleled standard for preventive & personal care, including diagnostic and post-diagnostic products for chronic conditions. The company develops comprehensive remote health monitoring solutions for the medical and consumer markets. To learn more, visit www.biotricity.com.

Important Cautions Regarding Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek,” “project,” or “goal” or the negative of these words or other variations on these words or comparable terminology. Forward-looking statements may include, without limitation, statements regarding (i) the plans, objectives, and goals of management for future operations, including plans, objectives, or goals relating to the design, development, and commercialization of Bioflux or any of the Company’s other proposed products or services, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) the Company’s future financial performance, (iv) the regulatory regime in which the Company operates or intends to operate and (v) the assumptions underlying or relating to any statement described in points (i), (ii), (iii) or (iv) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events, or circumstances and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates, and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain additional financing, the significant length of time and resources associated with the development of its products and related insufficient cash flows and resulting illiquidity, the Company’s inability to expand the Company’s business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

Contacts:

Investor Relations:

Biotricity Inc.

1-800-590-4155

investors@biotricity.com

Todd Kehrli or Mark Forney

MKR Investor Relations, Inc.

btcy@mkr-group.com

SOURCE: Biotricity, Inc.

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